UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 19, 2024

MIMEDX GROUP, INC.

(Exact name of registrant as specified in charter)

Florida	001-35887	26-2792552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 West Oak Commons Ct., NE, Marietta GA 30062

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (770) 651-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MDXG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 19, 2024, MiMedx Group, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto (the “Lenders”) and Citizens Bank, N.A., as administrative agent (the “Agent”). All obligations of the Company under the Credit Agreement are guaranteed by certain of the Company’s subsidiaries (collectively, the “Guarantors”) and secured by substantially all of the assets of the Company and the Guarantors pursuant to a customary security agreement.

The Credit Agreement provides for senior secured credit facilities in an aggregate principal amount of up to $95.0 million consisting of: (i) a $75.0 million senior secured revolving credit facility (the “Revolving Credit Facility”) with a $10.0 million letter of credit sublimit and a $10.0 million swingline loan sublimit, and (ii) a $20.0 million senior secured term loan facility (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”). Subject to the terms of the Credit Agreement, the Company has the option to obtain one or more incremental term loan facilities and/or increase the commitments under the Revolving Credit Facility in an aggregate principal amount equal to the greater of (i) $50.0 million and (ii) 1.00 times the Consolidated EBITDA (as defined in the Credit Agreement), each subject to the existing or any new lenders’ election to extend additional term loans or revolving commitments. All obligations are required to be paid in full on January 19, 2029 (the “Maturity Date”).

At the Company’s option, borrowings under the Credit Agreement (other than any swingline loan) will bear interest at rate per annum equal to (i) the Alternate Base Rate (as defined in the Credit Agreement), or (ii) a Term SOFR (as defined in the Credit Agreement), in each case plus an applicable margin ranging from 1.25% and 2.50% with respect to Alternate Base Rate borrowings and 2.25% and 3.50% for Term SOFR borrowings. Swingline loans will bear interest at a rate per annum equal to one-month Term SOFR plus the applicable margin. The applicable margin will be determined based on the Company’s consolidated total net leverage ratio. Borrowings accruing interest at the Alternate Base Rate are payable monthly in arrears and borrowings accruing interest at Term SOFR are payable on the last day of the interest period, which such period may be one, three or six months, at the Company’s election.

The Company is required to pay (i) a quarterly commitment fee on any unused portion of the Revolving Credit Facility, which such fees range from 0.25% and 0.50% per annum based on the Company’s consolidated total net leverage ratio, (ii) letter of credit fees based on an applicable margin ranging from 2.25% and 3.50% per annum, and (iii) certain other customary issuance, presentation, amendment and other processing fees to the Agent and the Lenders.

The Term Loan Facility will amortize on a quarterly basis at 1.25% (for year one and two), 1.875% (for year three and four), and 2.5% (for year five) based on the aggregate principal amount outstanding under the Term Loan Facility, with the remainder due on the Maturity Date. The Company must make mandatory prepayments in connection with certain asset dispositions and casualty events, subject in each case to customary reinvestment rights. The Company may prepay borrowings under the Credit Facilities at any time, without premium or penalty, and may, at its option, reduce the aggregate unused commitments under the Revolving Credit Facility in whole or in part, in each case subject to the terms of the Credit Agreement.

The Credit Agreement contains customary representations, warranties and covenants. The Company must comply with certain financial covenants including, a maximum total net leverage ratio and a minimum consolidated fixed charge coverage ratio. Additionally, the Credit Agreement includes certain customary restrictive covenants, including, but not limited to, limitations on indebtedness, liens, fundamental changes, dispositions, investments, loans, advances, guarantees, acquisitions, dividends and other restricted payments, transactions with affiliates, swap transactions, sale and leaseback transactions, prepayments on subordinated debt, and amendments to organizational and other material agreements.

The Credit Agreement also contains certain customary events of default, including, without limitation, (i) failure to pay interest or principal when due, (i) failure to provide notice of certain material events or (iii) failure to perform or observe certain covenants under the Credit Agreement or any Loan Documents (subject to a 30-day grace period in certain circumstances). If an event of default occurs and is continuing, the Agent may, and at the direction of the Lenders, take one or more of the following actions: (i) terminate the commitments, (ii) declare any amounts outstanding immediately due and payable, and (iii) exercise any other right the Agent has under the Credit Agreement or at law.

On January 19, 2024, the Company borrowed $30.0 million under the Revolving Credit Facility and $20.0 million under the Term Loan Facility. Proceeds from the initial drawings under the Credit Facilities and cash on hand were used to repay in full outstanding obligations owing under that certain Loan Agreement, dated as of June 30, 2020 (as amended by that certain Amendment No. 1 to Loan Agreement, dated as of February 28, 2022, and by that certain Amendment No. 2 to Loan Agreement, dated as of June 15, 2023, and as further amended, restated, amended and restated, supplemented and/or otherwise modified from time to time), by and among the Company, the guarantors party thereto, the lenders from time to time party thereto and Hayfin Services LLP, as administrative and collateral agent (the “Hayfin Credit Agreement”) and to pay any fees, premiums, costs and expenses relating to the negotiation and closing of the Credit Facilities. The Hayfin Credit Agreement was simultaneously terminated and the guarantees and liens related thereto were released upon the repayment in full of all of the outstanding obligations under the Hayfin Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2024.

Item 1.02	Termination of a Material Definitive Agreement.

With respect to the termination of the Hayfin Credit Agreement, the information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

With respect to the Credit Agreement, the information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On January 22, 2024, the Company issued a press release regarding the entry into the Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release dated January 22, 2024.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIMEDX GROUP, INC.

Date: January 22, 2024	By:	/s/ Doug Rice
Doug Rice
Chief Financial Officer